Exhibit 23.3

Consent of JBPB & Co., Independent Registered Public Accounting Firm

The Board of Directors:

American Dairy, Inc

(now known as Feihe International, Inc)

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-123932, effective April 7, 2005) of American Dairy, Inc (now known as Feihe International, Inc) of our report dated March 16, 2010, with respect to the consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows of American Dairy, Inc. and subsidiaries, before the effects of the adjustments to give effects to the discontinued operation described in note 7 to the financial statements, for the year ended December 31, 2009, and all related financial statements schedules, which report appears in the December 31, 2011 annual report on Form 10-K of Feihe International, Inc.

/s/ JBPB & Co

JBPB & Co (formerly known as Grant Thornton)

March 30, 2012